Exhibit 95.1

MINE SAFETY DISCLOSURES

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), contains reporting requirements regarding coal or other mine safety. We operate a mine in conjunction with our Green River, Wyoming facility, which is subject to regulation by the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”), and is therefore subject to these reporting requirements. Presented in the table below is information regarding certain mining safety and health citations, orders and violations, if any, which MSHA has issued with respect to our operation as required by Dodd-Frank. In evaluating this information, consideration should be given to the fact that citations and orders can be contested and appealed, and in that process, may be reduced in severity, penalty amount or sometimes dismissed (vacated) altogether.

The letters used as column headings in the table below correspond to the explanations provided underneath the table as to the information set forth in each column with respect to the numbers of violations, orders, citations or dollar amounts, as the case may be, during the third calendar quarter 2014 unless otherwise indicated. All section references in the table below refer to provisions of the Mine Act.

(1)	For each coal or other mine, of which the issuer or a subsidiary of the issuer is an operator:

	(A)	(B)	(C)	(D)	(E)	(F)	(G)			(H)
Mine or Operating Name	Section 104 (a)S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
OCI Wyoming LLC	—	—	—	—	—	$686	—	no	no	—	—	—

(A)
The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act for which the operator received a citation from MSHA.

(B)	The total number of orders issued under section 104(b) of the Mine Act.

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.

(D)	The total number of flagrant violations under section 110(b)(2) of the Mine Act.

(E)	The total number of imminent danger orders issued under section 107(a) of the Mine Act.

(F)
The total dollar value of proposed assessments from the MSHA under the Mine Act, which includes only those amounts actually assessed during the time period covered by the report, and does necessarily relate to the citations or orders issued by MSHA during the time period covered by the report.

(G)	The total number of mining related fatalities.

(H)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mines.

a.	All cases included in the number listed were pending before the Office of Administrative Law Judges of the Federal Mine Safety and Health Review Commission on September 30, 2014.

(2)
A list of such coal or other mines, of which the issuer or a subsidiary of the issuer is an operator, that received written notice from MSHA of (A) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health and safety hazards under section 104(e) of the Mine Act, or (B) the potential to have such a pattern.

NONE

(3)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mine.
SEE COLUMN (H) OF SECTION (1) ABOVE